March 18, 2005

Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Savings Plan for Hourly-Rated Employees of BHP Copper Inc. (the Plan) and, under the date of June 17, 2004, we reported on the financial statements and supplemental schedules of the Plan as of December 31, 2003 and 2002 and for the years' then ended. On March 3, 2005, our appointment as principal accountants was terminated. We have read the Plan's statements included under Item 4.01 of its Form 8-K dated March 10, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan's statements that (1) the dismissal of KPMG LLP was approved by an authorized officer of the Plan, (2) an authorized officer with respect to the Plan engaged Kraft CPAs PLLC as the auditors of the Plan for the fiscal year ending December 31, 2004 and (3) the decision to dismiss KPMG and to retain Kraft CPAs PLLC was based primarily on cost considerations.

Very truly yours,

/s/ KPMG LLP